  Exhibit 99.1

Investor Update - August 14, 2018

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	July 2018	July 2017	% Change
Revenue passengers (in thousands)	4,353	4,073	6.9%
Traffic (RPMs in millions)	5,236	4,864	7.6%
Capacity (ASMs in millions)	5,969	5,591	6.8%
Load factor	87.7%	87.0%	0.7 pts
Economic fuel cost per gallon	$2.30	$1.66	38.6%

Forecast Information

	Forecast Full Year 2018	Full Year 2017 As Adjusted (a)	% Change	Prior Guidance July 26, 2018
Capacity (ASMs in millions)	65,780 - 65,930	62,072	~ 6.1%	65,780 - 65,930
Cost per ASM excluding fuel and special items (cents)(a)	8.50¢ - 8.53¢	8.25¢	~ 3.2%	8.50¢ - 8.53¢
Fuel gallons (000,000)	843	797	~ 5.8%	843

	Forecast Q3 2018	Q3 2017 As Adjusted (a)	% Change	Prior Guidance July 26, 2018
Capacity (ASMs in millions)	17,095 - 17,145	16,164	~ 5.9%	17,095 - 17,145
Revenue per ASM (cents)(a)	12.66¢ - 13.06¢	13.06¢	~ (3.0)% - 0.0%	12.66¢ - 13.06¢
Cost per ASM excluding fuel and special items (cents)(a)	8.36¢ - 8.41¢	8.00¢	~ 4.9%	8.36¢ - 8.41¢
Fuel gallons (000,000)	218	207	~ 5.3%	218
Economic fuel cost per gallon(b)	$2.30	$1.80	~ 27.8%	$2.30

(a)
RASM and CASMex in the preceding forecast information reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Fuel Gallons and Economic fuel cost per gallon) has not been restated. Additionally, certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year.

(b)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost – $1.64 ($69 per barrel); refining margin – 50 cents; benefit of settled hedges – 5 cents; with the remaining difference due to taxes and other into-plane costs.

Our latest guidance does not yet include any one-time costs related to the theft of one of Horizon Air’s Q400 aircraft on August 10, as a full assessment of the impact is still underway. We will update our guidance once the impact has been fully quantified. Our operations were not materially impacted on the day of the event, however, with approximately 31 cancellations relative to our 1200 daily departures. We also do not expect Horizon’s 2018 flight schedule or capacity plan to be impacted by the loss of the aircraft.

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $15 million in the third quarter of 2018.

Cash and Share Count

(in millions)	July 31, 2018	June 30, 2018
Cash and marketable securities	$1,674	$1,568
Common shares outstanding	123.145	123.204

Share Repurchase
Through July 31, 2018, Air Group had repurchased a total of 457,654 shares of its common stock for approximately $29 million.